SUB-ITEM 77M - Corbin Fund

GAI Corbin Multi-Strategy Fund, LLC (the "Corbin Fund")
GAI Mesirow Insight Fund, LLC (the "Mesirow Fund")


On December 31, 2015, the Corbin Fund acquired substantially all of the assets and liabilities of the Mesirow Fund, a closed-end, non-diversified investment company, pursuant to a plan of reorganization approved by the holders of Mesirow Fund's shares. The acquisition was accomplished by a tax-free exchange of the net assets of the Mesirow Fund.

Reference is hereby made to the definitive Information
Statement, which is incorporated herein by reference to this form as Exhibit to Sub-Item 77Q1(g).